Exhibit 99.1

Mineralys Therapeutics Reports First Quarter 2024 Financial Results and Provides Corporate Update
– Advance-HTN trial of lorundrostat for the treatment of uHTN or rHTN is anticipated to deliver topline data in Q4 2024 –
– Ongoing Phase 3 pivotal Launch-HTN trial of lorundrostat for the treatment of uHTN or rHTN is anticipated to deliver topline data in 2H 2025 –
– Ongoing Explore-CKD Phase 2 trial is anticipated to deliver topline data in Q4 2024 to Q1 2025 –
– Conference call today at 8:30 a.m. ET –
RADNOR, PA – May 9, 2024 – Mineralys Therapeutics, Inc. (Nasdaq: MLYS), a clinical-stage biopharmaceutical company focused on developing medicines to target hypertension, chronic kidney disease (CKD) and other diseases driven by dysregulated aldosterone, today announced financial results for the first quarter ending March 31, 2024, and provided a corporate update.
“We continue to execute on our strategy and advance our pivotal clinical trials of lorundrostat for the treatment of hypertension. Enrollment in these trials is ongoing and we look forward to announcing topline data from the first of two pivotal trials, which is anticipated to be available in the fourth quarter,” stated Jon Congleton, Chief Executive Officer of Mineralys Therapeutics. “We are excited to lead the way in developing a therapy that has shown such great potential to address dysregulated aldosterone, which is biologically linked to obesity and implicated as a driver of uncontrolled and resistant hypertension. In addition, aldosterone is a significant driver of cardiorenal metabolic syndrome. As a result, we believe our pursuit of an aldosterone targeted treatment approach with lorundrostat has the potential to benefit millions of patients who are impacted by hypertension, chronic kidney disease and heart disease.”
Recent Corporate and Clinical Highlights
•Pivotal Advance-HTN Trial – The ongoing Advance-HTN trial is evaluating the efficacy and safety of lorundrostat for the treatment of uncontrolled hypertension (uHTN) or resistant hypertension (rHTN), when used as an add-on therapy to a standardized background treatment of two or three antihypertensive medications.
•Pivotal Launch-HTN Phase 3 Trial – The Company’s second ongoing pivotal trial of lorundrostat for the treatment of subjects with uHTN or rHTN as add-on therapy, who fail to achieve blood pressure control on their existing, prescribed background treatment of two to five antihypertensive medications.
•Explore-CKD Phase 2 Trial – The ongoing trial to evaluate the safety and efficacy of lorundrostat as a potential therapy to treat patients with Stage 2 to 3b CKD was updated in the first quarter to allow all subjects to use concurrent SGLT2 inhibitors, which have become the standard of care in CKD, and reduced the estimated glomerular filtration rate (eGFR) cutoff to 30ml/min/1.73m2 for all trial participants.
•Transform-HTN Open-Label Extension Trial – The Company’s ongoing open-label extension trial allows subjects to continue to receive lorundrostat and obtain additional safety and efficacy data.
•Strengthened Balance Sheet – In the first quarter of 2024, the Company completed a private placement financing for net proceeds of approximately $116 million.
Key Upcoming Milestones
•Pivotal Advance-HTN Trial – Enrollment in the trial is ongoing and topline data are anticipated in the fourth quarter of 2024.
•Phase 3 pivotal Launch-HTN Trial – Enrollment in the trial is ongoing and topline data are anticipated in the second half of 2025.
•Explore-CKD Phase 2 Trial – Topline data are anticipated in the fourth quarter of 2024 to the first quarter of 2025.
First Quarter 2024 Financial Highlights
Cash, cash equivalents and investments were $338.6 million as of March 31, 2024, compared to $239.0 million as of December 31, 2023. The Company believes that its current cash, cash equivalents and investments will be sufficient to fund its planned clinical studies, as well as support corporate operations, into 2026.
Research and Development (R&D) expenses for the quarter ended March 31, 2024 were $30.8 million, compared to $12.3 million for the quarter ended March 31, 2023. The increase in R&D expenses was primarily due to increases of $16.8 million in preclinical and clinical costs, $3.7 million in clinical supply, manufacturing, and regulatory costs, $1.7 million in higher compensation expense resulting from additions to headcount and stock-based compensation and $0.3 million in other research and development expenses, partially offset by a decrease of $4.0 million in license fees.
General and Administrative (G&A) expenses were $4.6 million for the quarter ended March 31, 2024, compared to $2.6 million for the quarter ended March 31, 2023. The increase in G&A expenses was primarily due to $1.3 million in higher compensation expenses resulting from additions to headcount and stock-based compensation, $0.5 million in higher professional fees associated with operating as a public company, and $0.2 million in higher insurance and other administrative expenses.
Total other income, net was $3.9 million for the quarter ended March 31, 2024, compared to $2.3 million for the quarter ended March 31, 2023. The increase was primarily attributable to increased interest earned on the Company’s investments in money market funds and U.S. treasuries.
Net loss was $31.5 million for the quarter ended March 31, 2024, compared to $12.6 million for the quarter ended March 31, 2023. The increase was primarily attributable to the factors impacting the Company’s expenses described above.

Conference Call
The Company’s management team will host a conference call at 8:30 a.m. ET on Thursday, May 9, 2024. To access the call, please dial 1-888-886-7786 in the U.S. or 1-416-764-8658 outside the U.S., followed by the conference ID: 93715931. A live webcast of the conference call may be found here (https://viavid.webcasts.com/starthere.jsp?ei=1662850&tp_key=ba9b138b92). A replay of the call will be available on the “News & Events” page in the Investor Relations section of the Mineralys Therapeutics website.
About Hypertension
Having sustained, elevated blood pressure (or hypertension) increases the risk of heart disease, heart attack and stroke, which are leading causes of death in the U.S. In 2020, more than 670,000 deaths in the U.S. included hypertension as a primary or contributing cause. Hypertension and related health issues resulted in an average annual economic burden of about $130 billion each year in the U.S., averaged over 12 years from 2003 to 2014.
Less than 50 percent of hypertension patients achieve their blood pressure goal with currently available medications. Dysregulated aldosterone levels are a key factor in driving hypertension in approximately 25 percent of all hypertensive patients.
About Chronic Kidney Disease (CKD)
CKD, which is characterized by the gradual loss of kidney function, is estimated to affect more than 10% of the global population and is one of the leading causes of mortality worldwide. According to the U.S. Centers for Disease Control and Prevention (CDC), an estimated 1-in-7 (15%) of U.S. adults have CKD. Diabetes and hypertension are responsible for approximately two-thirds of CKD cases. Early detection and treatment can often keep CKD from getting worse. When CKD progresses, it may eventually lead to kidney failure, which requires dialysis or a kidney transplant to maintain life.
About Lorundrostat
Lorundrostat is a proprietary, orally administered, highly selective aldosterone synthase inhibitor being developed for the treatment of uncontrolled hypertension and CKD. Lorundrostat was designed to reduce aldosterone levels by inhibiting CYP11B2, the enzyme responsible for its production. Lorundrostat has 374-fold selectivity for aldosterone-synthase inhibition versus cortisol-synthase inhibition in vitro, an observed half-life of 10-12 hours and demonstrated approximately a 70% reduction in plasma aldosterone concentration in hypertensive subjects.
In a Phase 2, proof-of-concept trial (Target-HTN) in uncontrolled or resistant hypertensive subjects, once-daily lorundrostat demonstrated clinically meaningful blood pressure reduction in individuals with uncontrolled hypertension, in both automated office blood pressure measurement and 24-hour ambulatory blood pressure monitoring. Adverse events observed were a modest increase in serum potassium, decrease in estimated glomerular filtration rate, urinary tract infection and hypertension with one serious adverse event possibly related to study drug being hyponatremia.

About Mineralys
Mineralys Therapeutics is a clinical-stage biopharmaceutical company focused on developing medicines to target hypertension, CKD and other diseases driven by dysregulated aldosterone. Its initial product candidate, lorundrostat, is a proprietary, orally administered, highly selective aldosterone synthase inhibitor that Mineralys Therapeutics is developing for cardiorenal conditions affected by dysregulated aldosterone, including hypertension and CKD. Mineralys is based in Radnor, Pennsylvania, and was founded by Catalys Pacific. For more information, please visit https://mineralystx.com. Follow Mineralys on LinkedIn and Twitter.
Forward Looking Statements
Mineralys Therapeutics cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to, statements regarding: the potential therapeutic benefits of lorundrostat; the Company’s expectation that aldosterone synthase inhibitors with an SGLT2 inhibitor may provide additive clinical benefits to patients; the Company’s expectation that the Advance-HTN and the planned Phase 3 clinical trial of lorundrostat may serve as pivotal trials in any submission of a new drug application (NDA) to the United States Food and Drug Administration (FDA); the Company’s ability to evaluate lorundrostat as a potential treatment for CKD or uncontrolled hypertension; the planned future clinical development of lorundrostat and the timing thereof; and the expected timing of commencement and enrollment of patients in clinical trials and topline results from clinical trials. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future performance is dependent entirely on the success of lorundrostat; potential delays in the commencement, enrollment and completion of clinical trials and nonclinical studies; later developments with the FDA may be inconsistent with the feedback from the completed end of Phase 2 meeting, including whether the proposed pivotal program will support registration of lorundrostat which is a review issue with the FDA upon submission of an NDA; our dependence on third parties in connection with manufacturing, research and clinical and nonclinical testing; unexpected adverse side effects or inadequate efficacy of lorundrostat that may limit its development, regulatory approval and/or commercialization; unfavorable results from clinical trials and nonclinical studies; results of prior clinical trials and studies of lorundrostat are not necessarily predictive of future results; our ability to maintain undisrupted business operations due to any pandemic or future public health concerns; regulatory developments in the United States and foreign countries; our reliance on our exclusive license with Mitsubishi Tanabe Pharma to provide us with intellectual property rights to develop and commercialize lorundrostat; and other risks described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
Investor Relations
investorrelations@mineralystx.com

Media Relations
Tom Weible
Elixir Health Public Relations
Phone: (1) 515-707-9678
Email: tweible@elixirhealthpr.com

Mineralys Therapeutics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2024	2023
Operating expenses:
Research and development	$30,754	$12,293
General and administrative	4,608	2,645
Total operating expenses	35,362	14,938
Loss from operations	(35,362)	(14,938)
Interest income, net	3,853	2,329
Other income	1	1
Total other income, net	3,854	2,330
Net loss	$(31,508)	$(12,608)
Net loss per share attributable to common stockholders, basic and diluted	$(0.70)	$(0.51)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	44,900,755	24,764,469

Mineralys Therapeutics, Inc.
Selected Financial Information
Condensed Balance Sheet Data
(amounts in thousands)
(unaudited)

	March 31,	December 31,
	2024	2023
Cash, cash equivalents and investments	$338,565	$239,049
Total assets	$347,249	$251,636
Total liabilities	$19,204	$10,482
Total stockholders’ equity	$328,045	$241,154